Exhibit 99.1
Contact:
Stephen J. Mock
Vice President, Corporate Affairs
Pharmaceutical Resources, Inc.
(201) 802-4000

            PHARMACEUTICAL RESOURCES TO ACQUIRE KALI LABORATORIES FOR
             $135 MILLION, SUBSTANTIALLY EXPANDING R&D CAPABILITIES

    WITH 14 ANDAS AWAITING APPROVAL, INCLUDING 5 FIRST-TO-FILE OPPORTUNITIES,
     AND AT LEAST 8 MORE ANDA FILINGS EXPECTED IN 2004, KALI POSSESSES DEEP
                       PIPELINE OF POTENTIAL NEW PRODUCTS
                                       ---
    BY ACQUIRING KALI, PRX WILL RETAIN 100% OF PROFIT FROM GENERIC VERSION OF
     ULTRACET(R); ACQUISITION WILL MORE THAN DOUBLE PRX'S R&D ORGANIZATION
                                       ---
       ACQUISITION EXPECTED TO ADD APPROXIMATELY $1.00 TO EPS THROUGH 2005
                                       ---
     COMPANY PROVIDES FIRST-QUARTER EARNINGS GUIDANCE; PRX EXPECTS TO REPORT
                 FIRST-QUARTER DILUTED EPS OF APPROXIMATELY $.80

SPRING VALLEY, NEW YORK, APRIL 13, 2004 -- Pharmaceutical Resources, Inc. (NYSE:PRX) today announced a definitive agreement to acquire Kali Laboratories, Inc., a generic pharmaceutical research and development (R&D) company located in Somerset, New Jersey, for approximately $135 million in cash and warrants. With 25 products in development, another 14 filed and awaiting regulatory approval, and an R&D organization of 55 employees, the acquisition of Kali immediately and significantly expands PRX's R&D capabilities. PRX also gains a 45,000 square foot manufacturing facility in Somerset.

"We view this acquisition as the first step toward significantly expanding the scope of our research and development capabilities, and substantially increasing the size of our product portfolio," said Scott Tarriff, president and chief executive officer of PRX. "This accretive acquisition immediately increases our net number of pending ANDAs from 26 to 37 and we now expect to submit, or license, at least 20 in 2004. It also diversifies our pipeline, provides more visibility with four additional first-to-file product opportunities, and will add more stability to our future earnings. Most importantly, it strategically enhances our prospects for sustained long-term growth."

With the acquisition of Kali, PRX, or its marketing partners, now expect to launch a total of at least 36 new products in 2004 and 2005. This represents half the total number of products currently marketed by PRX.

EARNINGS IMPACT
The acquisition of Kali is expected to add approximately $1.00 to earnings per share through 2005. The accretion in earnings per share is dependent primarily upon successfully gaining timely regulatory approval of certain significant new products, most notably the generic version of Ultracet(R).

On April 29, PRX expects to report first-quarter diluted earnings per share of approximately $.80, an increase of almost 20 percent from the same period a year ago. This performance, however, reflects a shift in product mix since the fourth quarter of 2003, and the delayed introductions of generic versions of Rebetol(R), Glucovance(R), and Catapres TTS(R).

TERMS OF THE AGREEMENT
Under the terms of the agreement, PRX will purchase all of the capital stock of Kali Laboratories, Inc. The cash acquisition, which is valued at approximately $135 million, will not require the approval of PRX's stockholders. The transaction will be accounted for using the purchase method and is expected to close in the second quarter of 2004.

"The entire Kali organization is very excited about the many opportunities that become available to us as new members of PRX," said Veerappan Subramanian, Ph.D., R.Ph., president and chief executive officer of Kali. "Our willingness to enter into this combination is based on the experience we have gained from working with this excellent partner. Together, we can build a company whose success far exceeds what either of us could achieve individually. We believe the resources and capabilities that PRX can provide will help us to accelerate our development efforts and bring more products to market faster."

"Over the past two years, we have worked closely with our partners at Kali and have developed a great respect and appreciation for their capabilities," said Mr. Tarriff. "We welcome our new colleagues and look forward to working together to keep PRX one of the fastest growing generic pharmaceutical companies."

Kali develops generic products that are commercialized by its marketing partners. Many of the products in Kali's pipeline are already subject to licensing agreements and will be marketed by companies other than PRX. These agreements generally provide for Kali to also manufacture these products for its partners. For those products developed by Kali that PRX does not directly market, PRX will receive royalty income. The royalties received will vary by product agreement, ranging from 10 percent of sales to 60 percent of the net profit generated by sales of the particular product.

Kali possesses a demonstrated competency for successful product development and timely regulatory submissions and approvals. Several of Kali's Abbreviated New Drug Application (ANDA) submissions have received regulatory approval and two are currently marketed by partners from whom Kali receives royalty income. Among these products is torsemide, the generic version of Demadex(R), which is currently marketed by PRX. Kali expects its marketing partners to launch as many as six more products in 2004, and potentially more than a dozen in 2005. Of Kali's 14 ANDAs currently awaiting approval by the U.S. Food and Drug Administration (FDA), three are for products that PRX plans to market. One of these is tramadol hydrochloride tablets with acetaminophen, the generic version of Ultracet(R). By acquiring Kali, PRX will now retain 100 percent of the profit on torsemide, and the three products awaiting regulatory approval.

PRX and Kali are currently involved in patent litigation with Johnson & Johnson regarding Ultracet(R). The Companies believe that Kali's ANDA is the first to be filed for Ultracet(R), and that PRX is entitled to up to 180 days of marketing exclusivity for its generic version. If successful in this patent challenge, PRX anticipates marketing a generic version of Ultracet(R) in late 2004 or early 2005.

Among Kali's 14 pending ANDAs, four others are also believed to represent first-to-file opportunities entitling Kali's strategic partner to up to 180 days of marketing exclusivity. These products include metaxalone 400 mg tablets (Skelaxin(R)); ondansetron hydrochloride (HCl) orally disintegrating tablets (Zofran ODT(R)); quinapril HCl/hydrochlorothiazide tablets (Accuretic(TM)); and mirtazapine orally disintegrating 45 mg tablets (RemeronSolTab(R)). Each of these four products is already subject to licensing agreements with partners other than PRX. Therefore, PRX will receive royalty income from the sale of these products.

Kali is also working on approximately 12 R&D projects that are not currently out-licensed to marketing partners, including PRX. These products, if successfully developed, will be marketed by PRX. Going forward, PRX expects to utilize Kali to develop products principally for its own new product pipeline.

The  acquisition  of  Kali  provides  PRX  with   additional   sustained-release
technology and oral disintegrating tablet technology. Kali's dosage form capabilities include oral solid dose, powders, and gels.

PRX recognizes that internal development of successful new products is critical to achieving its goal of sustainable growth over the long term. In 2003, the Company's investment in R&D increased 37 percent to a record $24.6 million. The substantial increase in R&D underscores PRX's commitment to identify, formulate and develop a continuing stream of new products. With the acquisition of Kali, PRX now believes that its investment in R&D could approach $55 million in 2004.

PRX has 26 ANDAs currently awaiting approval by the FDA. Among these 26 drugs, PRX believes that several may represent first-to-file opportunities entitling the Company, or its strategic partner, up to 180 days of marketing exclusivity or co-exclusivity. These products include: olanzapine 20 mg (Zyprexa(R)); latanoprost (Xalatan(R)); and tramadol with acetaminophen (Ultracet(R)). It is, however, difficult to know with certainty that an ANDA filing has exclusivity, or shared exclusivity, until final approval is received from the FDA.

PRX also plans to submit its first New Drug Application (NDA) early in the third quarter of 2004 for a next-generation megestrol acetate oral suspension product. If cleared for marketing, the product will utilize the Megace(R) brand name, which Par licensed from Bristol-Myers Squibb Company. Through developer Advancis Pharmaceutical Corp., a second 505(b)(2) NDA submission is planned for 2005. If successfully developed, amoxicillin PULSYS(TM) will represent a once-daily version of the antibiotic amoxicillin that is administered for fewer days with improved therapeutic effect.

CONFERENCE CALL
PRX has scheduled a conference call with investment analysts for Tuesday, April 13 at 8:30 a.m. EDT. Management will be available to discuss the acquisition and answer questions. PRX invites investors and the general public to listen to a webcast of the conference call. Access to the live webcast can be made via the Company's website at HTTP://WWW.PARPHARM.COM. A digital replay of the conference call will be available one hour after the call until close of business, April
16. The dial-in number for the replay is 1-877-519-4471 for domestic callers and 1-973-341-3080 for international callers. The access number is 4689862.

Pharmaceutical Resources, Inc., a holding company, develops, manufactures, and distributes generic pharmaceuticals through its wholly owned subsidiary, Par Pharmaceutical. Through its FineTech unit, PRX also develops and utilizes synthetic chemical processes to design and develop intermediate ingredients used in the production of finished products for the pharmaceutical industry. PRX currently manufactures and distributes more than 170 products, representing various dosage strengths of 72 drugs. For press release and other Company information, visit HTTP://WWW.PARPHARM.COM.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the closing of the Kali acquisition, difficulty of predicting FDA filings and approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, uncertainty of patent litigation filed against us, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission, such as the Company's Form 10-K, Form 10-Q, and Form 8-K reports.

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